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                                                             EXHIBIT 23.4



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 9, 2000) pertaining to the Option Plan of Charter Communications, Inc. of our report dated March 2, 2000, with respect to the consolidated financial statements of Falcon Communications, L.P. included in the Annual Report (Form 10-K) of Charter Communications, Inc. for the year ended December 31, 1999.

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 9, 2000) pertaining to the Option Plan of Charter Communications, Inc. of our report dated March 2, 2000, with respect to the combined financial statements of CC VII Holdings, LLC - Falcon Systems included in the Annual Report (Form 10-K) of Charter Communications, Inc. for the year ended December 31, 1999.


/s/ ERNST & YOUNG LLP


Los Angeles, California
May 9, 2000